                                                                     Exhibit 1.2

             [LETTERHEAD OF TRIDENT SECURITIES, INC. APPEARS HERE]

                               September 8, 1997



Board of Directors
Heritage Federal Savings and Loan Association
201 West Main Street
Laurens, South Carolina  29360

RE:  Conversion Stock Marketing Services

Gentlemen:


This letter sets forth the terms of the proposed engagement between TRIDENT SECURITIES, INC. ("TRIDENT") and Heritage Federal Savings and Loan Association ("Heritage Federal") concerning our investment banking services in connection with the conversion of Heritage Federal from a mutual to a capital stock form of organization.

TRIDENT is prepared to assist Heritage Federal in connection with the offering of its shares of common stock during the subscription offering and community offering as such terms are defined in Heritage Federal's Plan of Conversion.
The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between TRIDENT and Heritage Federal to be executed on the date the offering circular/prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by Heritage Federal's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to TRIDENT and Heritage Federal.

In connection with the subscription offering and community offering, TRIDENT will act as financial advisor and exercise its best efforts to assist Heritage Federal in the sale of its common stock during the subscription offering and community offering. Additionally, TRIDENT may enter into agreements with other National Association of Securities Dealers, Inc., ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. TRIDENT and Heritage Federal will determine the selected dealers to assist Heritage Federal during the community offering. At the appropriate time, TRIDENT in conjunction with its counsel, will conduct an examination of the relevant documents and records of Heritage Federal as TRIDENT deems necessary and appropriate. Heritage Federal will make all documents, records and other information deemed necessary by TRIDENT or its counsel available to them upon request.

For its services hereunder, TRIDENT will receive the following compensation and reimbursement from Heritage Federal:

     1. A commission equal to one and one half percent (1.5%) of the aggregate dollar amount of capital stock sold in the subscription and community offerings, excluding any shares of conversion stock sold to Heritage Federal's directors, executive officers, employees, and all employee benefit plans, including the ESOP. Additionally, commissions will be excluded on those shares sold to "associates" of Heritage Federal's directors and executive officers. The term "associates" as used herein shall have the same meaning as that found in Heritage Federal's Plan of Conversion. However, fees payable to TRIDENT will not exceed $800,000, unless agreed to by management.
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Board of Directors
September 8, 1997
Page 2


     2. For stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee to be agreed upon jointly by TRIDENT and Heritage Federal to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering.

     3. The foregoing fees and commissions are to be payable to TRIDENT at closing as defined in the Agreement to be entered into between Heritage Federal and TRIDENT.

     4. TRIDENT shall be reimbursed for allocable expenses incurred by them, including legal fees, whether or not the Agreement is consummated. TRIDENT's out-of-pocket expenses will not exceed $7,500 and its legal fees will not exceed $27,500. Heritage Federal will forward to TRIDENT a check in the amount of $7,500 as an advance payment to defray the allocable expenses of TRIDENT.

It further is understood that Heritage Federal will pay all other expenses of the conversion including but not limited to its attorneys' fees, NASD filing fees, and filing and registration fees and fees of either TRIDENT's attorneys or the attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purposes of TRIDENT's obligation to file certain documents and to make certain representations to the NASD in connection with the conversion, Heritage Federal warrants that: (a) Heritage Federal has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between Heritage Federal and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of Heritage Federal has any affiliation with the NASD; (d) except as contemplated by this engagement letter with TRIDENT, Heritage Federal has no financial or management consulting contracts outstanding with any other person;
(e) Heritage Federal has not granted TRIDENT a right of first refusal with respect to the underwriting of any future offering of Heritage Federal stock; and (f) there has been no intermediary between TRIDENT and Heritage Federal in connection with the public offering of Heritage Federal's shares, and no person is being compensated in any manner for providing such service.

Heritage Federal agrees to indemnify and hold harmless TRIDENT and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under the securities laws or under the common law, that arise out of or are based upon the conversion or the engagement hereunder of TRIDENT. If the foregoing indemnification is unavailable for any reason, Heritage Federal agrees to contribute to such Losses in the proportion that its financial interest in the conversion bears to that of the indemnified parties. If the Agreement is entered into with respect to the common stock to be issued in the conversion, the Agreement will provide for indemnification, which will be in addition to any rights that TRIDENT or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by Heritage Federal and TRIDENT.
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Board of Directors
September 8, 1997
Page 3


This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (4) above with regard to the obligation to reimburse TRIDENT for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While TRIDENT and Heritage Federal agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between TRIDENT and Heritage Federal shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to TRIDENT and Heritage Federal, as well as their counsel, and TRIDENT's obligations thereunder shall be subject to, among other things, there being in TRIDENT's opinion no material adverse change in the condition or obligations of Heritage Federal or no market conditions which might render the sale of the shares by Heritage Federal hereby contemplated inadvisable.

Please acknowledge your agreement to the foregoing by signing below and returning to TRIDENT one copy of this letter along with the advance payment of $7,500. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

                                   Yours very truly,

                                   TRIDENT SECURITIES, INC.


                                   By:/s/ R. Lee Burrows, Jr.
                                      ---------------------------
                                      R. Lee Burrows, Jr.
                                      Managing Director

Agreed and accepted to this 10th day
of Sept, 1997

HERITAGE FEDERAL SAVINGS AND LOAN ASSOCIATION

By: /s/ J. Edward Wells
   -----------------------
   J. Edward Wells
   President